EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Fourth Quarter Results

FITZGERALD, Ga., Jan. 22, 2010 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN), today reported net loss available to shareholders of $14,583,000, or $(2.02) per diluted share for the fourth quarter of 2009, down from fourth quarter 2008 net loss available to shareholders of $670,000 or $(0.09) per diluted share, while the net loss available to shareholders for twelve months ended December 31, 2009 was $20,549,000, or $(2.85) per diluted share compared to net income available to shareholders for the comparable period in 2008 of $2,029,000, or $0.28 per share. The decrease in net income for both periods is primarily attributable to increased loan loss provisions and credit related charges. "We are very disappointed in our poor earnings performance during 2009, but we believe the provisions for real estate dependent and income producing real estate loans were needed to meet the continued decline in collateral values in this segment of our loan portfolio. We also strongly believe in our aggressive efforts to work through our asset problems that have developed during this challenging recessionary period. Our efforts will produce positive future results for Colony as we move through this difficult economic cycle," said Al D. Ross, President and Chief Executive Officer. In addition the Company recognized a non-cash expense for goodwill impairment of $2.4 million and realized a significant increase in FDIC insurance assessments.  Improvement in the Company's net interest income and continued favorable capital position are outweighed by continued challenges in the housing and real estate market that have impacted our credit quality and the Company's provision for loan losses. 2009 proved to be a most challenging year – not only for Colony but the entire banking industry.

Colony continues to maintain a favorable capital position, which was strengthened by the completion of the sale on January 9, 2009 of $28 million in preferred stock and warrants to the U.S. Treasury through its Capital Purchase Program ("CPP"). At December 31, 2009, the Company's tier one and total risk-based capital ratios were approximately 11.78 percent and 13.06 percent, respectively, compared to 10.80 percent and 12.06 percent, respectively, at December 31, 2008. In addition to funds from CPP providing a favorable capital base, the Company continues following the intent of CPP to extend credit as a mechanism to stimulate the economy. During fourth quarter 2009, new and renewed loan originations totaled approximately $126 million, of which $55 million represented new loan extensions either funded or committed.

During the fourth quarter of 2009, the Company reported net interest income of $10.3 million and a net interest margin of 3.36 percent, compared to $10.3 million and 3.38 percent and $9.2 million and 3.18 percent, respectively, for third quarter 2009 and fourth quarter 2008. The Company has worked diligently during 2009 to improve deposit and loan pricing and the Company has now realized three consecutive quarters in which net interest margin has improved compared to the same 2008 periods.   Our goal of maximizing pre-tax, pre-provision core earnings will be dependent upon continued disciplined pricing efforts that should result in continued margin improvement, though strategies to manage our interest rate risk exposure by extending some liabilities to longer maturities in anticipation of higher interest rates in the future could pressure our margin in the short term.

The Company continues to closely monitor our real estate dependent loans and focus on asset quality. Non-performing assets decreased slightly from September 30, 2009 to $53.8 million, or 5.65 percent of total loans and other real estate owned as of December 31, 2009. This compares to $55.2 million, or 5.59 percent as of September 30, 2009 and $48.2 million, or 4.95 percent as of December 31, 2008. The level of non-performing assets ties directly to the elevated risk in our residential and land development loan portfolio and has resulted in increased loan loss provisions in 2009 compared to 2008; thus a significant negative impact on our 2009 net income.   The fourth quarter 2009 provision for loan losses was $21.87 million compared to $4.43 million for the same 2008 period, while the provision for loan losses was $43.45 million for twelve months ended December 31, 2009 compared to $12.94 million for the same 2008 period. Unusually high levels of loan loss provision have been required as company management addresses asset quality deterioration associated with the continued housing and real estate downturn.  Until we see stabilization in the economy and the housing and real estate market, we expect problem assets and charge-offs to be elevated above historical levels as we work through our problem assets.

In the fourth quarter of 2009 net charge-offs were $11,823,000, or 1.23 percent of average loans as compared to net charge-offs of $5,362,000, or 0.55 percent of average loans in fourth quarter 2008, while net charge-offs for twelve months ended December 31, 2009 were $29,060,000, or 3.02 percent of average loans as compared to $11,435,000, or 1.19 percent of average loans for the same 2008 period. The loan loss reserve was $31.40 million on December 31, 2009, or 3.37 percent of total loans compared to $17.02 million or 1.77 percent on December 31, 2008. Current regulatory posture for the banking industry regarding methodology in determining loan loss reserve adequacy tends to encourage banks to move toward a more aggressive approach in light of the current environment. In response to the regulatory posture, the Company changed its methodology for loan loss reserve adequacy during the fourth quarter by shortening the look back period for loan loss experience from five years to one year. This change resulted in the need to boost our loan loss provision approximately $12 million to have adequate reserve levels. Management believes that 2009 contributions to Allowance for Loan Losses address the level of non-performing assets and the related level of classified assets to be adequately reserved at December 31, 2009.

Other significant factors negatively impacting YTD 2009 earnings were the increase in FDIC insurance assessments and credit related expenses. While the banking industry has sustained significant bank failures during the past several quarters, the FDIC insurance fund has fallen to levels requiring increased insurance assessments in order to maintain an adequate FDIC insurance reserve level. As a result rates utilized for quarterly insurance assessments have increased along with a special "one-time" assessment imposed during second quarter 2009. YTD 2009 FDIC insurance assessments total $2,662,000 compared to $603,000 for the same 2008 period. Also, the increased activity in non-performing assets resulted in foreclosure and repossession expense increasing to $1,659,000 for twelve months ended December 31, 2009 compared to $333,000 for the same 2008 period.

During 2008 the Company merged all of its operations into one sole operating subsidiary which allowed the Company to implement operational enhancements. Along with improved risk management oversight and product delivery, the most identifiable "bottom-line" improvement was a reduction in salary and employee benefits to $14.48 million in 2009 compared to $16.24 million in 2008, or a decrease of 10.8 percent.

The Company had total assets of $1,307,089,000, gross loans of $931,392,000, total deposits of $1,057,585,000 and total equity of $89,275,000 at December 31, 2009. Total equity to total assets was 6.83 percent at December 31, 2009 compared to 6.64 percent at December 31, 2008.

As a result of diminished earnings primarily attributable to working through the current level of non-performing assets, suspension of cash dividend payments as announced last quarter will continue until we work through this challenging operating environment and earnings performance returns to a level to support paying dividends. Until stabilization occurs with the economy and real estate market, future earnings performance will likely be impacted as the Company deals with the current regulatory approach to be more aggressive in recognizing losses and ramping up loan loss reserves.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia that consists of one operating subsidiary, Colony Bank. The Company conducts a general full service commercial, consumer and mortgage banking business through thirty offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq Global Market under the symbol "CBAN".

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Forward-looking statements speak only as of the date on which such statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.   Readers are cautioned not to place undue reliance on these forward-looking statements.

COLONY BANKCORP, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	QUARTER ENDED		YEAR-TO-DATE
EARNINGS SUMMARY	12/31/09	12/31/08	12/31/09	12/31/08
Net Interest Income	$10,263	$9,242	$39,566	$37,375
Provision for Loan Losses	21,865	4,426	43,445	12,938
Non-interest Income	1,266	1,820	9,544	9,005
Non-interest Expense	11,096	7,572	34,844	30,856
Income Taxes	(7,199)	(266)	(9,995)	557
Net Income	(14,233)	(670)	(19,184)	2,029
Preferred Stock Dividend	350	--	1,365	--
Net Income Available to Common Shareholders	(14,583)	(670)	(20,549)	2,029

	QUARTER ENDED		YEAR-TO-DATE
PER COMMON SHARE SUMMARY	12/31/09	12/31/08	12/31/09	12/31/08
Common Shares Outstanding	7,229,163	7,212,313	7,229,163	7,212,313
Weighted Average Basic Shares	7,224,164	7,205,436	7,213,430	7,199,121
Weighted Average Diluted Shares	7,224,164	7,205,436	7,213,430	7,199,121
Earnings Per Basic Share (b)	($2.02)	($0.09)	($2.85)	$0.28
Earnings Per Diluted Share (b)	($2.02)	($0.09)	($2.85)	$0.28
Dividends Declared Per Share	$0.00	$0.10	$0.15	$0.39
Common Book Value Per Share	$8.57	$11.54	$8.57	$11.54
Tangible Common Book Value Per Share	$8.52	$11.15	$8.52	$11.15

	QUARTER ENDED		YEAR-TO-DATE
OPERATING RATIOS (1)	12/31/09	12/31/08	12/31/09	12/31/08
Net Interest Margin (a)	3.36%	3.18%	3.27%	3.30%
Return on Average Assets (b)	(4.49)%	(0.22)%	(1.60)%	0.17%
Return on Average Common Equity (b)	(57.78)%	(3.25)%	(19.45)%	2.40%
Efficiency (c)	71.67%	67.82%	69.35%	67.74%

(1) Annualized
(a) Computed using fully taxable-equivalent net income
(b) Computed using net income available to shareholders
(c ) Computed by dividing non-interest expense by the sum of fully taxable-equivalent net interest income and non-interest income and excluding security gains/losses and goodwill impairment.

	QUARTER ENDED
ENDING BALANCES	12/31/09	12/31/08
Total Assets	$1,307,089	$1,252,782
Loans, Net of Reserves	899,851	943,841
Allowance for Loan Losses	31,401	17,016
Goodwill	--	2,412
Intangible Assets	331	367
Deposits	1,057,585	1,006,992
Common Shareholders' Equity	61,918	83,215
Common Equity to Total Assets	4.74%	6.64%
Total Equity	89,275	83,215
Total Equity to Total Assets	6.83%	6.64%

	QUARTER ENDED		YEAR-TO-DATE
AVERAGE BALANCES	12/31/09	12/31/08	12/31/09	12/31/08
Total Assets	$1,298,355	$1,237,287	$1,286,418	$1,204,846
Loans, Net of Reserves	937,179	953,628	943,013	941,575
Deposits	1,033,726	992,646	1,016,921	986,501
Common Shareholders' Equity	73,636	82,586	78,915	84,372
Total Equity	100,955	82,586	105,655	84,372

	QUARTER ENDED		YEAR-TO-DATE
ASSET QUALITY	12/31/09	12/31/08	12/31/09	12/31/08
Nonperforming Loans	$33,566	$35,374	$33,566	$35,374
Nonperforming Assets	53,750	48,186	53,271	48,186
Net Loan Chg-offs (Recoveries)	11,823	5,362	29,060	11,435
Reserve for Loan Loss to Gross Loans	3.37%	1.77%	3.37%	1.77%
Reserve for Loan Loss to Non-performing Loans	93.55%	48.10%	93.55%	48.10%
Reserve for Loan Loss to Non-performing Assets	58.42%	35.31%	58.95%	35.31%
Net Loan Chg-offs (Recoveries) to Avg. Gross Loans	1.23%	0.55%	3.02%	1.19%
Nonperforming Loans to Gross Loans	3.60%	3.68%	3.60%	3.68%
Nonperforming Assets to Total Assets	4.11%	3.85%	4.08%	3.85%
Nonperforming Assets to Total Loans And Other Real Estate	5.65%	4.95%	5.60%	4.95%

Quarterly Comparative Data (in thousands, except per share data)

	4Q2009	3Q2009	2Q2009	1Q2009	4Q2008

Assets	$1,307,089	$1,290,891	$1,294,575	$1,283,005	$1,252,782
Loans	899,851	949,629	945,309	943,674	943,841
Deposits	1,057,585	1,015,414	1,016,539	1,011,695	1,006,992
Common Shareholders' Equity	61,918	76,746	76,409	82,277	83,215
Total Equity	89,275	104,067	103,694	109,527	83,215
Net Income	(14,233)	368	(6,397)	1,078	(670)
Net Income Available to Common Shareholders	(14,583)	18	(6,747)	763	(670)
Net Income Per Share	(2.02)	0.00	(0.94)	0.11	(0.09)
Dividends Declared Per Share	0.00	0.00	0.0488	0.0975	0.0975

Key Performance Ratios	4Q2009	3Q2009	2Q2009	1Q2009	4Q2008

Return on Assets (1)	(4.49)%	0.01%	(2.10)%	0.24%	(0.22)%
Return on Equity (1)	(57.78)%	0.07%	(32.81)%	3.63%	(3.25)%
Common Equity to Total Assets	4.74%	5.95%	5.90%	6.41%	6.64%
Total Equity to Total Assets	6.83%	8.06%	8.01%	8.54%	6.64%
Net Interest Margin	3.36%	3.38%	3.28%	3.06%	3.18%
(1) Computed using net income available to shareholders

Consolidated Balance Sheets Colony Bankcorp, Inc.
(in thousands)
	Dec. 31, 2009	Dec. 31, 2008
	(unaudited)	(audited)
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$25,995	$29,427
Federal Funds Sold	16,433	31
	42,428	29,458
Interest-Bearing Deposits	6,479	147
Investment Securities
Available for Sale, at Fair Value	267,247	207,645
Held for Maturity, at Cost (Fair Value of $57 and $63 as of Dec. 31, 2009 and Dec. 31, 2008, Respectively)	54	60
	267,301	207,705
Federal Home Loan Bank Stock, at Cost	6,345	6,272
Loans	931,392	961,036
Allowance for Loan Losses	(31,401)	(17,016)
Unearned Interest and Fees	(140)	(179)
	899,851	943,841
Premises and Equipment	28,826	29,672
Other Real Estate	19,705	12,812
Goodwill	--	2,412
Other Intangible Assets	331	367
Other Assets	35,823	20,096
Total Assets	$1,307,089	$1,252,782

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-Bearing	$84,238	$77,497
Interest-Bearing	973,347	929,495
	1,057,585	1,006,992

Borrowed Money
Federal Funds Purchased	--	2,274
Securities Sold Under Agreements to Repurchase	40,000	40,000
Subordinated Debentures	24,229	24,229
Other Borrowed Money	91,000	91,000
	155,229	157,503

Other Liabilities	5,000	5,072

Stockholders' Equity
Preferred Stock, Par Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,357	--
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 7,229,163 and 7,212,313 Shares	7,229	7,212
Paid in Capital	25,393	24,536
Retained Earnings	29,554	51,302
Restricted Stock- Unearned Compensation	(158)	(211)
Accumulated Other Comprehensive Loss, Net of Tax	(100)	376
	89,275	83,215
Total Liabilities and Stockholders' Equity	$1,307,089	$1,252,782

Consolidated Statements of Income Colony Bankcorp, Inc.
(in thousands except per share data)

	Quarter		Year-to-Date
	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
	(unaudited)	(audited)	(unaudited)	(audited)
Interest Income
Loans, Including Fees	$14,279	$15,347	$57,621	$66,733
Federal Funds Sold	10	10	24	274
Deposits with Other Banks	--	--	--	27
Investment Securities
U. S. Government Agencies	1,741	2,065	7,627	7,141
State, County and Municipal	52	88	259	410
Corporate Obligations/Asset-Backed Sec.	9	122	296	414
Dividends on Other Investments	7	45	20	298
	16,098	17,677	65,847	75,297
Interest Expense
Deposits	4,715	7,055	21,643	32,801
Federal Funds Purchased and Repurchase Agreements	218	221	876	514
Borrowed Money	902	1,159	3,762	4,607
	5,835	8,435	26,281	37,922
Net Interest Income	10,263	9,242	39,566	37,375
Provision for Loan Losses	21,865	4,426	43,445	12,938
Net Interest Income After Provision for Loan Losses	(11,602)	4,816	(3,879)	24,437

Noninterest Income
Service Charges on Deposits	1,043	1,129	4,198	4,700
Other Service Charges, Commissions and Fees	239	246	986	981
Mortgage Fee Income	104	98	444	609
Securities Gains	(521)	--	2,626	1,195
Other	401	347	1,290	1,520
	1,266	1,820	9,544	9,005
Noninterest Expense
Salaries and Employee Benefits	3,537	3,755	14,483	16,238
Occupancy and Equipment	1,105	1,025	4,287	4,191
Other	6,454	2,792	16,074	10,427
	11,096	7,572	34,844	30,856

Income Before Income Taxes	(21,432)	(936)	(29,179)	2,586
Income Taxes	(7,199)	(266)	(9,995)	557
Net Income	(14,233)	(670)	(19,184)	2,029

Preferred Stock Dividends	350	--	1,365	--

Net Income Available to Common Shareholders	$(14,583)	$(670)	$(20,549)	$2,029

Net Income Per Share of Common Stock
Basic	$(2.02)	$(0.09)	$(2.85)	$0.28
Diluted	$(2.02)	$(0.09)	$(2.85)	$0.28
Weighted Average Basic Shares Outstanding	7,224,164	7,205,436	7,213,430	7,199,121
Weighted Average Diluted Shares Outstanding	7,224,164	7,205,436	7,213,430	7,199,121

CONTACT:  Colony Bankcorp, Inc.
          Terry L. Hester, Chief Financial Officer
          (229) 426-6002